SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 8)

Braemar Hotels & Resorts Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

10482B101

(CUSIP Number)

Mark Crockwell
5B Waterloo Lane
Pembroke, D0, HM 08
1 441 298 8104

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

06/02/2026

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP Number(s): 10482B101

1	**Name of reporting person** Al Shams Investments LTD (0001765296)		
2	**Check the appropriate box if a member of a Group (See Instructions)** ☐ (a) ☐ (b)		
3	**SEC use only**		
4	**Source of funds (See Instructions)** AF		
5	**Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)** ☐		
6	**Citizenship or place of organization** BERMUDA		
Number of Shares Beneficially Owned by Each Reporting Person With:	7	**Sole Voting Power** 0.00	
	8	**Shared Voting Power** 6,513,000.00	
	9	**Sole Dispositive Power** 0.00	
	10	**Shared Dispositive Power** 6,513,000.00	
11	**Aggregate amount beneficially owned by each reporting person** 6,513,000.00		
12	**Check if the aggregate amount in Row (11) excludes certain shares (See Instructions)** ☐		
13	**Percent of class represented by amount in Row (11)** 9.55 %		
14	**Type of Reporting Person (See Instructions)** CO		

Comment for Type of Reporting Person:

SCHEDULE 13D

CUSIP Number(s): 10482B101

1	**Name of reporting person** Wafic Rida Said		
2	**Check the appropriate box if a member of a Group (See Instructions)** ☐ (a) ☐ (b)		
3	**SEC use only**		
4	**Source of funds (See Instructions)** PF		
5	**Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e)** ☐		
6	**Citizenship or place of organization** CANADA (FEDERAL LEVEL)		
Number of Shares Beneficially Owned by Each Reporting Person With:	7	**Sole Voting Power** 0.00	
	8	**Shared Voting Power** 6,513,000.00	
	9	**Sole Dispositive Power** 0.00	
	10	**Shared Dispositive Power** 6,513,000.00	
11	**Aggregate amount beneficially owned by each reporting person** 6,513,000.00		
12	**Check if the aggregate amount in Row (11) excludes certain shares (See Instructions)** ☐		
13	**Percent of class represented by amount in Row (11)** 9.55 %		
14	**Type of Reporting Person (See Instructions)** IN		

Comment for Type of Reporting Person:

SCHEDULE 13D

Item 1. Security and Issuer

(a) Title of Class of Securities:
Common Stock

(b) Name of Issuer:
Braemar Hotels & Resorts Inc.

(c) Address of Issuer's Principal Executive Offices:
14185 DALLAS PARKWAY, SUITE 1100, DALLAS, TX 75254

Item 4. Purpose of Transaction

On June 2, 2026, the Reporting Persons issued a press release regarding an open letter (the "June 2, 2026 letter") it sent to the outside members of the Board of the Issuer. In the June 2, 2026 letter, the Reporting Persons reiterated that, in their view, the Board no longer has a mandate to govern, and it certainly does not have a mandate to make significant changes to its composition, or to the Issuer's portfolio, business configuration or strategy, without the input of the Issuer's owners.

The Reporting Persons further expressed their concerns that the two directors who recently resigned from the Board include the Chair of the Related Party Transaction Committee and the Chair of the Audit Committee--the two individuals most responsible for overseeing conflicts of interest. In their place, the Board appointed yet another senior executive of the Issuer's external advisor, Ashford, Inc. ("Ashford"). As a result of these changes, Ashford employees--including its Chief Executive Officer, Chief Operating Officer and Senior Managing Director and Head of Acquisitions--now occupy more than 40% of the seats on the Board.

The Reporting Persons further called on the remaining outside directors to promptly call the 2026 Annual Meeting and allow shareholders to elect directors of their choosing before proceeding with any further transactions.

The foregoing summary of the June 2, 2026 letter does not purport to be complete and is subject to, and qualified in its entirety by, the June 2, 2026 letter, a copy of which is attached here as Exhibit 8 and incorporated herein by reference.

Item 7. Material to be Filed as Exhibits.

Press Release, issued June 2, 2026, containing an Open Letter to the Outside Members of the Board of the Issuer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Al Shams Investments LTD

Signature: /s/ Mark Crockwell

Name/ Title: Mark Crockwell, Director

Date: 06/02/2026

Wafic Rida Said

Signature: /s/ Mark Crockwell

Name/ Title: Mark Crockwell, Attorney-in-Fact

Date: 06/02/2026

Comments accompanying signature:

Al Shams Investments Responds to Braemar's Appointment of Another Conflicted Ashford Inc. Executive to the Board of Directors

Issues Open Letter to the Outside Directors Urging Them to Promptly Call the 2026 Annual Meeting and Allow Shareholders to Elect New Directors

PEMBROKE, Bermuda – June 2, 2026 – Al Shams Investments Limited ("Al Shams" or "we"), the largest shareholder of Braemar Hotels & Resorts Inc. (NYSE: BHR) ("Braemar" or the "Company"), today sent a letter to Braemar's outside directors urging them to promptly call the Company's 2026 Annual Meeting of Shareholders to allow shareholders to elect new directors. This letter follows Al Shams' open letter of 8 May 2026, in which it urged the outside directors to pause further hotel divestitures pending the election of a new Board of Directors.

The full text of Al Shams' letter is below:

AL SHAMS INVESTMENTS LIMITED
5B Waterloo Lane
Pembroke HM 08
Bermuda

2 June 2026

Braemar Hotels & Resorts Inc., Outside Members of the Board of Directors
Ms. Mary Candace Evans
Ms. Rebeca Odino-Johnson
Mr. Matthew D. Rinaldi
Ms. Kellie Sirna

Re: Call the 2026 Annual Meeting

Outside Members of the Board of Directors:

As you know, Al Shams Investments Limited ("Al Shams" or "we") is the largest shareholder of Braemar Hotels & Resorts Inc. ("Braemar" or the "Company").

For months, we have expressed our grave concerns regarding the oversight, judgment and independence of Braemar's Board of Directors (the "Board"), most recently in our open letter to you of 8 May 2026. Other shareholders and the major proxy advisory firms have done the same by voting or recommending against directors *en masse* at the Company's 2025 Annual Meeting of Shareholders (the "2025 Annual Meeting").

We believe those voting results represent a clear message: shareholders have lost confidence in the Board's ability to oversee the Company. In our view, the Board no longer has a mandate to govern, and it *certainly* does not have a mandate to make significant changes to its composition, or to Braemar's portfolio, business configuration or strategy, without the input of the Company's owners.

We were therefore deeply troubled by Braemar's public announcement last week that two outside directors had resigned and, in their stead, the Board had appointed yet another senior executive of the Company's external advisor, Ashford, Inc. ("Ashford" or the "Advisor"). As a result of these changes, Ashford employees—including its Chief Executive Officer, Chief Operating Officer and Senior Managing Director and Head of Acquisitions (collectively, the "Ashford Representatives")—now occupy more than 40% of the seats on the Board.

We cannot fathom how you, the remaining outside directors—who, it should be noted, still comprise a majority of the Board—concluded that the right and proper response to the resignation of two outside directors was the appointment of a *third* Ashford employee. This action alone, in our view, further damages your legitimacy and supports our serious concern that no one on this Board is uncaptured by Ashford and its controlling shareholders, Archie and Monty Bennett. Do you not recognize the obvious conflicts of interest and risks associated with ceding further authority to Monty Bennett and his Ashford subordinates? Or have you simply chosen to ignore those risks, at shareholders' peril?

In either event, you must surely appreciate that the Board's confounding attempt at refreshment is unlikely to satisfy the investors who have vociferously demanded change at and since the 2025 Annual Meeting. That the Board would respond to shareholders' discontent by amplifying Ashford's influence in the boardroom is bad enough; that the Board would do so unilaterally demonstrates, in our view, a stunning lack of humility.

In light of these changes, the need to reconstitute the Board with credible fiduciaries has never been greater. We have identified a group of exceptionally accomplished candidates who are eager to apply their relevant expertise and fresh perspectives to Braemar's challenges and opportunities and, most importantly, vigorously protect the interests of all shareholders. The Board should promptly call the 2026 Annual Meeting of Shareholders (the "2026 Annual Meeting") so that shareholders can elect new directors in whom they have confidence.

Time is of the essence. The Board continues to evaluate strategic transactions that, if consummated, could result in a payment to Ashford in excess of $480 million. Rather than strengthening its independence as it confronts a consequential process rife with actual and potential conflicts of interest, the Board has moved in the opposite direction by increasing Ashford's representation in the boardroom. That the two departing directors include the Chair of the Related Party Transaction Committee and the Chair of the Audit Committee—the two individuals most responsible for overseeing conflicts of interest—only heightens our concern that the primary beneficiaries of the Company's strategic review process will be Monty and Archie Bennett.

It falls to you, the remaining outside directors, to fill the void left by your former colleagues and demonstrate that the Board is capable of acting independently and discharging its fiduciary duties faithfully. The first step is to promptly call the 2026 Annual Meeting and allow shareholders to elect directors of their choosing before proceeding with any further transactions. The four of you have the power, authority and duty to schedule that Annual Meeting, with or without the approval of the Bennetts. Absent this responsible move, we believe shareholders can have no confidence in you or the integrity of the Board's strategic review process.

If you are unwilling to provide the independent oversight that shareholders deserve, you should follow the examples of Mses. Carter and Musser and resign.

Respectfully,
Al Shams Investments Limited

About Al Shams Investments Limited

Al Shams Investments Limited is a Bermuda-based private investment company focused on global investments across private equity, real estate, and alternative asset classes.

Certain Information Concerning the Participants

Al Shams, together with the other Participants (as defined below), intends to file with the U.S. Securities and Exchange Commission (the "SEC") a definitive proxy statement on Schedule 14A (the "Definitive Proxy Statement") and accompanying WHITE Universal Proxy Card to be used to solicit proxies from the shareholders of the Company in connection with the Annual Meeting.

SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE.

At this time, the participants in the solicitation of proxies are anticipated to be Al Shams and Wafic Rida Said (collectively, the "Participants").

The Definitive Proxy Statement and accompanying WHITE Universal Proxy Card will be furnished to some or all of the Company's shareholders and will be, along with other relevant documents, available at no charge on the SEC's website at https://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests, by security holdings or otherwise, is contained on an amendment to Schedule 13D filed by the Participants with the SEC on May 22, 2026, and is available here. As of the date hereof, by virtue of the relationship among the Participants as members in a Schedule 13(d) group and solely for the purpose of such Schedule 13(d) group, each of the Participants is deemed to beneficially own the 6,513,000 shares of Common Stock of the Company, par value $0.01, held directly by Al Shams.

Investor and Media Contact

Karim Khatoun
Email: info@suncapadvisory.com